EXHIBIT 99.2

LOGO OF XTO ENERGY	NEWS RELEASE

For Immediate Release

Number: 05-12

XTO ENERGY ANNOUNCES EXECUTIVE MANAGEMENT PROMOTIONS

FORT WORTH, TX (April 4, 2005) – XTO Energy Inc. (NYSE-XTO) announced today the promotion of Keith A. Hutton, currently Executive Vice President of Operations, to President. Vaughn O. Vennerberg II, presently Executive Vice President of Administration, was promoted to Senior Executive Vice President and Chief of Staff and Tim L. Petrus, Senior Vice President of Acquisitions, was promoted to Executive Vice President of Acquisitions. All three promotions will be effective May 1, 2005.

“As a leader in the energy complex, XTO Energy continues to deliver top returns and growth. This success is driven by exceptional talent and today, I am proud to recognize this with these executive promotions,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “The commitment, dedication and achievement of Mr. Hutton, Mr. Vennerberg and Mr. Petrus have earned these well-deserved promotions.”

The Company also announced that Mr. Hutton has been appointed to the Board of Directors and will stand for election at the Annual Meeting in May 2005.

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contacts:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at http://www.xtoenergy.com.